Exhibit 99

News Release

Contact:	Charles R. Guarino
Treasurer (814) 765-9621 FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS THIRD QUARTER EARNINGS FOR 2008

Clearfield, Pennsylvania – October 24, 2008

CNB Financial Corporation today announced earnings for the third quarter and year to date 2008. Diluted earnings per share were $0.04 in the third quarter of 2008 as compared to $0.28 for the third quarter of 2007. Net income was $372 thousand in the third quarter of 2008 as compared to $2.4 million for the same period of 2007.

For the nine months ended September 30, 2008, net income totaled $4.6 million and diluted earnings per share were $0.53, compared to $6.7 million of net income and $0.77 diluted earnings per share for the nine months ended September 30, 2007. Annualized return on average assets and return on average equity for the nine months ended September 30, 2008 were 0.66% and 8.57%, respectively, compared to 1.12% and 12.54% for the same period of 2007.

William F. Falger, President and Chief Executive Officer, commented “The current economic crisis affected our financial performance during the quarter as we recorded charges against income resulting from our investments in Fannie Mae and Freddie Mac preferred stock and a corporate bond of Lehman Brothers.”

“However, we are continuing to experience strong performance from the core operations of our Company as reflected in year to date deposit growth of 22.5% and loan growth of 12.0%. Along with our balance sheet growth, we have experienced strong growth in net interest income year to date of $4.7 million, representing a 20.8% increase compared to 2007, as well as expansion of our net interest margin to 4.30% from 4.07% in 2007. Our focus in the near term is to maintain our strong credit quality as we move into what appears to be a recessionary period.”

Consolidated balance sheets (in thousands)	(Unaudited) 9/30/2008	12/31/2007	(Unaudited) 9/30/2007
ASSETS:
Cash and cash equivalents	$69,711	$26,587	$24,405
Securities, time deposits and other equity interests	203,638	171,975	171,755
Net loans	666,271	594,660	581,875
Premises and equipment, net	23,233	19,780	18,054
Other assets	43,897	43,306	35,706

TOTAL ASSETS	$1,006,750	$856,308	$831,795

LIABILITIES:
Deposits	$807,433	$659,157	$649,404
Borrowings and subordinated debentures	128,827	120,620	105,620
Other liabilities	8,411	7,248	7,280

TOTAL LIABILITIES	944,671	787,025	762,304

SHAREHOLDERS’ EQUITY	62,079	69,283	69,491

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,006,750	$856,308	$831,795

Financial results—unaudited (in thousands, except share data)

	For Quarter Ended		Year To Date
	9/30/08	9/30/07	9/30/08	9/30/07
Net interest income	$9,140	$8,028	$27,181	$22,498
Provision for loan losses	716	335	1,981	903

Net interest income after provision	8,424	7,693	25,200	21,595
Other (loss) income	(864)	2,083	2,532	6,288
Noninterest expenses	7,283	6,443	21,742	18,730

Income before income taxes	277	3,333	5,990	9,153
Income tax benefit (expense)	95	(923)	(1,440)	(2,439)

NET INCOME	$372	$2,410	$4,550	$6,714

Earnings per share, fully diluted	$0.04	$0.28	$0.53	$0.77
Dividends per share	$0.16	$0.16	$0.48	$0.46

	As of or for the nine months ended September 30, 2008	As of or for the nine months ended September 30, 2007
SELECTED RATIOS
Net interest margin	4.30%	4.07%
Return on:
Average equity	8.57%	12.54%
Average assets	0.66%	1.12%

CAPITAL RATIOS (a)
Total risk-based capital ratio	12.25%	13.31%
Tier 1 capital ratio	11.21%	12.25%
Leverage ratio	8.63%	9.83%

ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.49%	0.31%
Net charge-offs to average loans	0.15%	0.13%
Allowance for loan losses to net loans	1.16%	1.10%

(a)	The capital ratios as of September 30, 2008 are estimated

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

CNB Bank’s website is www.bankcnb.com.